Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program (collectively, the “United States”); Merit Medical Systems, Inc. (“Merit” or “Defendant”); and Charles J. Wolf, M.D. (“Relator”), through their authorized representatives. Collectively, all of the above will be referred to as “the Parties.”

RECITALS

A.Merit, a publicly-held corporation with its principal place of business in South Jordan, Utah, is a medical device manufacturer that markets and sells its products throughout the United States. Among other things, Merit markets and sells embolotherapeutic devices used to treat arteriovenous malformations, symptomatic uterine fibroids, and hypervascular tumors.

B.In April 2016, Relator filed a qui tam action in the United States District Court for the District of New Jersey captioned United States ex rel. Wolf v. Merit Medical Systems, Inc., Civ. A. No. 16-1855 (D.N.J.), pursuant to the provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Qui Tam Action”). The United States intervened in the Qui Tam Action on June 12, 2020.

C.The United States contends that Merit caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (“Medicare”); the Medicaid Program, 42 U.S.C. §§ 1396–1396w-5 (“Medicaid”); and the TRICARE Program, 10 U.S.C. §§ 1071–1110b (“TRICARE”).

D.The United States contends that it has certain civil claims against Merit arising from the following conduct from September 1, 2010, to March 31, 2017, by which Merit caused the submission of false or fraudulent claims to Medicare, Medicaid, and TRICARE:

The United States contends that under an internal program known as the Local Advertising Program, Merit offered and paid physicians, medical practices, and hospitals (collectively, “Healthcare Providers”) millions of dollars in free advertising assistance, practice development, practice support, and purported unrestricted “educational” grants to induce the Healthcare Providers to purchase and use Merit products in medical procedures performed on federal healthcare program beneficiaries, in violation of the Anti-Kickback Statute (“AKS”), 42 U.S.C. § 1320a-7b(b).

The United States further contends that Merit executives and sales personnel selected which Healthcare Providers would benefit from Merit’s Local Advertising Program payments, as reward for past sales, to induce future sales, and to steer business to Merit and away from Merit’s competitors. In its subsidized advertising, Merit promoted the targeted Healthcare Providers by name, provided contact information for those Healthcare Providers, and did not mention Merit or Merit products. The United States contends that before agreeing to make the Local Advertising Program payments to benefit a targeted Healthcare Provider, Merit often estimated the “projected revenue” that it expected to receive from the Healthcare Provider’s purchase of Merit products, and after making the payments, Merit often tracked the return on investment (ROI) based on the Healthcare Provider’s purchase of Merit products.

Merit and its executives claimed that the purpose of the Local Advertising Program was to increase patient awareness of uterine fibroid embolization. In fact, the United States contends, Merit used the Local Advertising Program payments to induce its targeted Healthcare Providers to use Merit products by providing them financial support and patient referrals. In internal communications, Merit described using the Local Advertising Program payments as “leverage,” a “bargaining chip,” or as part of a “deal” to secure Merit business from Healthcare Providers.  The

United States contends that Merit disregarded warnings that its conduct may violate the AKS, including from its Chief Compliance Officer.

The conduct set forth in Paragraph D is referred to below as the “Covered Conduct.”

E.Merit denies the allegations and contentions of the United States and the Relator.  This Settlement Agreement is neither an admission of liability by Merit nor a concession by the United States that its claims are not well founded.

F.Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees, and costs.

G.Merit has entered into, or will be entering into, separate settlement agreements described below in Paragraph 1(b) (“Medicaid State Settlement Agreements”) with the states (“Medicaid Participating States”) in settlement of the conduct released in those separate Medicaid State Settlement Agreements.  Relator claims entitlement under 31 U.S.C. § 3730(d), and State equivalents, to a share of the proceeds of the Medicaid State Settlement Agreements.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.Merit shall pay to the United States and the Medicaid Participating States the sum of Eighteen Million Dollars ($18,000,000.00) plus interest at the rate of 0.75% per annum, calculated monthly, from July 8, 2020, and continuing until and including the date of payment (“Total Settlement Amount”).  The Total Settlement Amount shall be paid, subject to the provisions of Paragraph 14 below, as follows:

a.Merit shall pay to the United States the sum of Fifteen Million Two Hundred Ten Thousand Dollars ($15,210,000.00), of which Seven Million Six Hundred Five Thousand

Dollars ($7,605,000.00) is restitution, plus accrued interest as set forth above (“Federal Settlement Amount”), no later than fourteen (14) calendar days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of New Jersey.

b.Merit shall collectively pay to the Medicaid Participating States the total sum of Two Million Seven Hundred Ninety Thousand Dollars ($2,790,000.00), of which One Million Three Hundred Ninety-Five Thousand Dollars ($1,395,000.00) is restitution, plus accrued interest as set forth above (“State Settlement Amount”), pursuant to written instructions from the National Association of Medicaid Fraud Control Units (“NAMFCU”) State Team and under the terms and conditions of the separate agreements that Merit has entered into, or will enter into, with the Medicaid Participating States.

2.Conditioned upon the United States receiving the Federal Settlement Amount from Merit and as soon as feasible after receipt, the United States shall pay Two Million Six Hundred Fifty Thousand Dollars ($2,650,000.00) to Relator by electronic funds transfer to the trust account of Joseph Greenwald & Laake, P.A.

3.The Defendant and Relator and their heirs, successors, attorneys, agents, and assigns each retain all of their rights pursuant to 31 U.S.C. § 3730(d) on the issue of Relator’s expenses, fees, and costs, and have not reached agreement on those issues to date. Relator and Defendant further agree that, should the Parties be unable to reach an agreement on amounts, Relator may file a motion for attorney’s fees, costs and expenses in the District Court within sixty (60) days of the date of dismissal of the Civil Action. The Parties agree that the United States District Court for the District of New Jersey shall retain and have continuing jurisdiction with regard to any disputes over the amounts for expenses, attorney’s fees and costs.

4.Subject to the exceptions in Paragraph 8 (concerning excluded claims) below, and conditioned upon Merit’s full payment of the Total Settlement Amount and Merit’s full and timely compliance with Paragraph 17 below, the United States releases Merit and Merit’s current and former parent corporations, direct and indirect subsidiaries, and brother and sister corporations (collectively, the “Released Parties”) from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

5.Subject to Paragraph 3 and conditioned upon Merit’s full payment of the Total Settlement Amount, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, releases, remises, and forever discharges Merit, together with its current and former employees, officers, owners, directors, shareholders, attorneys, agents, insurers, parents, subsidiaries, predecessors, successors, assigns, and affiliated and related entities (collectively, the “Merit Releasees”) from any claims, rights, demands, controversies, allegations, causes of action, suits, obligations, judgments, debts, duties, and all other liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, accrued or not accrued, fixed or contingent, in law or in equity, in contract or in tort, under common law, under any federal or state statute or regulation (including without limitation any civil monetary claim the Relator has on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-33), and whether or not asserted, that Relator or his respective heirs, successors, attorneys, agents, affiliates, and assigns otherwise would have standing to bring, have asserted, could have asserted, or may assert in the future against Merit or any of the Merit Releasees, from the beginning of time to the Effective Date of this Agreement.

6.The Relator covenants and warrants that the Relator and his attorneys and agents will within thirty (30) days of the Effective Date of this Agreement return to Merit and provide written certification that the Relator and his attorneys and agents have returned to Merit (a) all documents, records, files, data and other information that Relator obtained from Merit during his employment, or otherwise constitutes or contains the property of Merit, including but not limited to confidential or proprietary information, (b) all electronic equipment and electronic information storage devices (e.g., computers, cellular phones, PDAs, zip drives, thumb drives, disks, etc.) that constitutes or contains property of Merit, and (c) Merit credit cards, office keys, and any other property of Merit that the Relator and his attorneys and agents obtained or that were made available to the Relator as a consequence of the Relator’s employment with Merit and/or that constitute or contain the rightful property of Merit, and that all electronic copies of the above have been permanently deleted from Relator’s computers, electronic equipment, storage devices, and cloud-storage accounts.  Merit agrees to retain all material returned under this paragraph until the Relator’s claims pursuant to 31 U.S.C. § 3730(d) for expenses, fees, and costs, as described in paragraph 3, have been fully resolved.

7.In consideration of the obligations of Merit in this Agreement and the Corporate Integrity Agreement (CIA) entered into between OIG-HHS and Merit, and conditioned upon Merit’s full payment of the Total Settlement Amount and Merit’s full and timely compliance with Paragraph 17 below, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal healthcare programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Merit under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 8 (concerning excluded claims), below.  The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Merit from Medicare, Medicaid, and other Federal healthcare programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.

8.Notwithstanding the releases given in paragraphs 4 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability;
c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal healthcare programs;
d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;
f.	Any liability of individuals;
g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
h.	Any liability for failure to deliver goods or services due; and
i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

9.Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 2, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Qui Tam Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Qui Tam Action.

10.Merit waives and shall not assert any defenses that Merit may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

11.Each Released Party, listed in Paragraph 4, fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that the Released Party has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

12.Merit fully and finally releases the Relator from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Merit has asserted, could have asserted, or may assert in the future against the Relator, related to the Covered Conduct and the Relator’s investigation and prosecution thereof, the pursuit and filing of the Civil Action, and any all claims brought pursuant to the qui tam complaint, and amended complaint.

13.The Total Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare

Administrative Contractor, fiscal intermediary, carrier), TRICARE carrier or payer, or any state payer, related to the Covered Conduct; and Merit agrees not to resubmit to any Medicare contractor, TRICARE carrier or payer, or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

14.Merit agrees to the following:

a.Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Merit, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;
(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;
(3)

Merit’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)	the negotiation and performance of this Agreement;
(5)	the payment Merit makes to the United States pursuant to this Agreement and any payments that Merit may make to Relator, including costs and attorneys’ fees; and
(6)	the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS;

are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (“FEHBP”) (collectively, “Unallowable Costs”).  However, nothing in paragraph 14(a)(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Merit.

b.Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Merit, and Merit shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Merit or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.Treatment of Unallowable Costs Previously Submitted for Payment: Merit further agrees that within ninety (90) days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Merit or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Merit agrees that the United States, at a minimum, shall be entitled to recoup from Merit any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Merit or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Merit or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Merit’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

15.This Agreement is intended to be for the benefit of the Parties, the Released Parties (as to Paragraph 4), and the Merit Releasees (as to Paragraph 5) only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 16 (waiver for beneficiaries paragraph), below.

16.Merit agrees that it waives and shall not seek payment for any of the healthcare billings covered by this Agreement from any healthcare beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

17.Within three (3) business days of the Effective Date of this Agreement:

a.The United States and Merit shall sign and file a Joint Stipulation of Dismissal with Prejudice pursuant to Federal Rule of Civil Procedure 41(a)(1) in Merit Medical Systems, Inc. v. United States of America et al., No. 19-mc-211 (D.N.J.);

b.Merit shall sign and file a Notice of Dismissal with Prejudice pursuant to Federal Rule of Civil Procedure 41(a)(1) in Merit Medical Systems, Inc. v. Barr et al., No. 2:20-cv-6468 (D.N.J.); and

c.The United States and Merit shall sign and file a Joint Motion to Dismiss with Prejudice pursuant to Federal Rule of Appellate Procedure 42(b) in Merit Medical Systems, Inc. v. United States of America, No. 20-1449 (4th Cir.).

18.Upon receipt of the Total Settlement Amount and upon Merit’s full and timely compliance with Paragraph 17 above, the United States and Relator shall promptly sign and file in the Qui Tam Action a Notice of Dismissal of the Qui Tam Action pursuant to Rule 41(a)(1) as follows:

a.The Notice of Dismissal shall be with prejudice as to the United States’ and Relator’s claims in the Qui Tam Action as to the Covered Conduct and consistent with the terms and conditions of this Agreement.

b.The Notice of Dismissal shall be without prejudice to the United States and with prejudice to the Relator as to any other claims in the Qui Tam Action except for those reserved by Relator and his attorneys in Paragraph 3.

19.Except for those reserved by Relator and his attorneys in Paragraph 3, each Party shall bear its own legal and other costs incurred in connection with the Qui Tam Action and the three actions referenced above in Paragraph 17, including the preparation and performance of this Agreement.

20.Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

21.This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of New Jersey. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

22.This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

23.The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

24.This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

25.This Agreement is binding on Merit’s successors, transferees, heirs, and assigns.

26.This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

27.All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

28.This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

[Signature Pages Follow]

THE UNITED STATES OF AMERICA

DATED: October 13, 2020BY:/s/ Christopher Terranova

CHRISTOPHER TERRANOVA

Trial Attorney

Commercial Litigation Branch, Civil Division

United States Department of Justice

DATED: October 13, 2010BY:/s/ Andrew A. Caffrey, III

ANDREW A. CAFFREY, III

Assistant United States Attorney

United States Attorney’s Office

District of New Jersey

APPROVED:

/s/ Lee M. Cortex, Jr.

LEE M. CORTES, JR.

Chief, Health Care Fraud Unit

United States Attorney’s Office

District of New Jersey

APPROVED:

/s/ Rachael A. Honig

RACHAEL A. HONIG

Attorney for the United States, Acting under Authority Conferred by 28 U.S.C. § 515

United States Attorney’s Office

District of New Jersey

DATED: October 13, 2020BY:/s/ Lisa M. Re

LISA M. RE

Assistant Inspector General for Legal Affairs

Office of Counsel to the Inspector General

Office of Inspector General

United States Department of Health and Human Services

DATED: October 13, 2020BY:/s/ Salvatore M. Maida

SALVATORE M. MAIDA

General Counsel

Defense Health Agency

United States Department of Defense

MERIT

DATED: October 13, 2020BY:/s/ Fred Lampropoulos

FRED LAMPROPOULOS

Chairman and Chief Executive Officer

Merit Medical Systems, Inc.

DATED: October 13, 2020BY:/s/ Michael R. Pauze

MICHAEL R. PAUZÉ

King & Spalding LLP

Counsel for Merit Medical Systems, Inc.

DATED: October 13, 2020BY:/s/ Lawrence S. Lustberg

LAWRENCE S. LUSTBERG

Gibbons P.C.

Counsel for Merit Medical Systems, Inc.

RELATOR

DATED: October 13, 2020BY:/s/ Charles J. Wolf, M.D.

CHARLES J. WOLF, M.D.

DATED: October 13, 2002BY:/s/ Jay P. Holland

/s/ Veronica B. Nannis

JAY P. HOLLAND

VERONICA B. NANNIS

Joseph Greenwald & Laake, PA

Counsel for Relator